Exhibit 10.30

NEO LTIP Awards
(Vesting on Date of Grant)

FOR USE ONLY WITH THE 20___-20___ LTIP PERFORMANCE PERIOD

Form of Restricted Stock Unit Agreement
(20___-20___ LTIP PERFORMANCE PERIOD)
Granite Construction Incorporated has granted to the Participant named in the Notice of Grant of Restricted Stock Unit (the “Notice”) which together with this Restricted Stock Unit Agreement (the “Agreement”) has been delivered electronically to Participant, an Award consisting of common stock equivalents subject to the terms and conditions set forth in the Notice and this Agreement. The Award has been granted pursuant to the Granite Construction Incorporated 2012 Equity Incentive Plan (the “Plan”). By accepting the Award, the Participant: (a) represents that the Participant has read and is familiar with the terms and conditions of the Notice and this Agreement, (b) accepts the Award subject to all of the terms and conditions of the Notice and this Agreement, (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice or this Agreement, and (d) acknowledges receipt of a copy of the Notice and this Agreement.
1.Definitions and Construction.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned in the Notice or the Plan. Wherever used herein, the following terms shall have their respective meanings set forth below:

(a)	“Good Reason” means the occurrence of any of the following:

(i)without the Participant's express written consent, the assignment to the Participant of any duties, or any limitation of the Participant's responsibilities, substantially inconsistent with the Participant's positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;

(ii)without the Participant's express written consent, the relocation of the principal place of the Participant's Service to a location that is more than fifty (50) miles from the Participant's principal place of Service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the date of the Change in Control;

(iii)any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (1) the Participant's base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Participant's), or (2) the Participant's bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant); or

(iv)any failure by the Participating Company Group to (1) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group's life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the date of the Change in Control, or their equivalent, or (2) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Participant.

(b)“Termination After Change in Control” means the occurrence of either of the following events within twelve (12) months after a Change in Control:

(i)termination by the Participating Company Group of the Participant's Service with the Participating Company Group for any reason other than for Cause; or

(ii)the Participant's resignation for Good Reason from all capacities in which the Participant is then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.
(iii)
Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Participant's Service with the Participating Company Group which (1) is for Cause; (2) is a result of the Participant's death or Disability; (3) is a result of the Participant's voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effective date of a Change in Control.
1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.    The Award.

2.1 Number of Common Stock Equivalents. The number of common stock equivalents subject to Participant's Award shall be set forth in the Notice and may be adjusted from time to time for Capitalization Adjustments, as provided in Section 5.3 of the Plan.

2.2 Payment. Participant's Award shall be settled by the delivery of Stock, which shall be distributed to the Participant not later than three months following the earlier of (a) the vesting date set forth in Section 3.1 below, or (b) the date the common stock equivalents are vested pursuant to Section 3.2(a) or (b).

2.3 Issuance of Shares in Compliance with Law. The issuance of the Stock, if any, shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No Stock shall be issued hereunder if its issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance of any Stock shall relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority shall not have been obtained. As a condition to the issuance of the Stock, if any, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

3.    Vesting of Shares.

3.1 Normal Vesting. The Award shall be 100% vested ten (10) calendar days following the Grant Date.

3.2 Effect of Termination of Service on Vesting. The effect of the termination of the Participant's Service prior to the vesting date shall be as follows:

(c)Death or Disability. If the Participant's Service is terminated prior to the vesting date by reason of the death or Disability (but only to the extent that such disability is a “disability” as defined in Section 409A(a)(2)(c) of the Code) of the Participant, the vesting of the Award shall be accelerated in full as of the date of the Participant's termination of Service and payment shall be made in accordance with Section 2.2.

(d)Termination After Change in Control. If the Participant's Service ceases prior to the vesting date as a result of Termination After Change in Control (but only to the extent that such Termination After Change in Control is a “separation from service” as defined in the regulations promulgated under Section 409A of the Code), the vesting of the Award shall be accelerated in full as of the date of the Participant's Termination After Change in Control and payment shall be made in accordance with Section 2.2.

3.3 Federal Excise Tax Under Section 4999 of the Code.

(a)    Excess Parachute Payment. In the event that any acceleration of vesting pursuant to this Agreement and any other payment or benefit received or to be received by the Participant would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3.3 would be subject to the excise tax imposed by Section

4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Participant's payments and benefits hereunder shall be either (a) provided to the Participant in full, or (b) provided to the Participant as to such lesser extent which would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.

(b)    Determination of Amounts. All computations and determinations called for by this Section 3.3 shall be promptly determined and reported in writing to the Company and the Participant by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the Participant (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Participant and the Company. For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with such services.

(c)    Potential Further Reduction of Benefits. If, notwithstanding any reduction described in Section 3.3(a), the IRS determines that a Participant is liable for the Excise Tax as a result of the receipt of any payments made pursuant to this Plan, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Participant's net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 3.3(c), the Participant shall pay the Excise Tax.

(d)    Potential Increase in Benefits. Notwithstanding any other provision of this Section 3.3, if (i) there is a reduction in the payments to a Participant as described in this Section 3.3, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant's net after-tax proceeds (calculated as if the Participant's benefits had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant those payments which were reduced pursuant to this Section 3.3 as soon as administratively possible after the Participant pays the Excise Tax so that the Participant's net after-tax proceeds with respect to the payment of the Payments are maximized.

4.    Dividend Equivalents. Dividend equivalents shall be credited in respect of the Company common stock equivalents covered by the Participant's Award. Such dividend equivalents shall be converted into additional common stock equivalents covered by the Award by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of stock equivalents covered by the Award then divided by (2) the Fair Market Value per share of Company common stock on the payment date for such dividend. Any additional stock equivalents covered by the Award credited by reason of such dividend equivalents shall be subject to all the terms and conditions of this underlying Restricted Stock Units Award Agreement to which they relate.

5.    Tax Matters.

5.1 Tax Withholding. The Participant hereby authorizes withholding from any amounts payable to the Participant, and the Participant otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company, if any, which arise in connection with the Award, including, without limitation, obligations arising upon the transfer of Stock to the Participant. The Company shall have no obligation to deliver the Stock until the tax withholding obligations of the Participating Company, if any, have been satisfied by the Participant.

5.2 Withholding in Shares. The Participant may elect to satisfy all or any portion of a Participating Company's tax withholding obligations by requesting the Company to withhold a number of whole shares of Stock otherwise deliverable to the Participant or by tendering to the Company a number of whole shares acquired otherwise than pursuant to the Award having, in any such case, a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates. Any adverse consequences to the Participant resulting from the procedure permitted under this Section 5.2, including, without limitation, tax consequences, shall be the sole responsibility of the Participant.

5.3 Tax Consequences. Restricted Stock Unit Awards may be deferred compensation and subject to the design limitations and requirements of Section 409A of the Code. If the limitations and requirements of Section 409A of the Code are violated, deferred and vested amounts will be subject to tax at ordinary income rates immediately upon such violation and will be subject to penalties for Federal tax purposes equal to (i) 20% of the amount deferred and (ii) interest at a specified rate on the under-payment of tax that would have been paid had the deferred compensation been included in gross income in the taxable year in which it was first deferred. State tax penalties, including a 20% California state penalty, also may apply.

6.    Rights as Employee. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant's employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant's Service at any time.

7.    Miscellaneous Provisions.

7.1 Administration. All questions of interpretation concerning the Notice and this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

7.2 Amendment. The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Participant's rights under this Agreement without the consent of the Participant. No amendment or addition to this Agreement shall be effective unless in writing.

7.3 Nontransferability of the Award. The Award may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. During the lifetime of the Participant, all rights with respect to this Award shall be exercisable only by the Participant.

7.4 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7.5 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant's heirs, executors, administrators, successors and assigns.

7.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, email or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party. at the address shown below that party's signature in the Notice or at such other address as such party may designate in writing from time to time to the other party. Notices sent to the Company shall be addressed to the Company at 585 West Beach Street, PO Box 50085, Watsonville, CA 95077. Notices sent to the Participant shall be delivered by email to Participant's email address end @gcinc.com or mailed to the Participant's address on file with the Company.

7.7 Integrated Agreement. The Plan, the Notice and this Agreement constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or in the Notice.

7.8 Applicable Law. The Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

7.9 Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10 Beneficiary Designation. Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of such Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his or her estate.